UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2006

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On January 6, 2006, PHH Corporation (the “Company”) amended and restated the Three Year Competitive Advance and Revolving Credit Agreement, dated as of December 21, 2004 (the “Existing Credit Agreement”), by entering into the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006 (the “Amended Credit Agreement”), among the Company and PHH Vehicle Management Services Inc. (“PHH Canada”), a wholly-owned Canadian subsidiary of the Company, as borrowers; J.P. Morgan Securities, Inc. and Citigroup Global Markets, Inc., as joint lead arrangers; the lenders referred to in the Amended Credit Agreement (the “Lenders”); and JPMorgan Chase Bank, N.A., as a Lender and administrative agent for the Lenders. Proceeds of loans under the Amended Credit Agreement will be used for working capital and general corporate purposes and to support commercial paper issuances.

The terms and conditions of the Amended Credit Agreement are substantially the same as those of the Existing Credit Agreement, except that the size of the revolving credit facility was increased from $1.25 billion to $1.30 billion, the termination date has been extended from June 28, 2007 to January 6, 2011, and certain other amendments have been made to the terms, conditions and covenants of the Existing Credit Agreement, including the reduction of certain fees and spreads over applicable benchmark interest rates and the integration of a Canadian dollar sub-facility available to PHH Canada. This sub-facility is currently available up to a US$50 million equivalent.

The Amended Credit Agreement contains certain covenants, including covenants requiring that the Company maintain (i) on the last day of each fiscal quarter, net worth of $1.0 billion plus 25% of consolidated net income, if positive, for each fiscal quarter ended after December 31, 2004 and (ii) at any time, a ratio of indebtedness to tangible net worth of the Company and its subsidiaries no greater than 10:1. As of the date of the amendment, there were no loans outstanding under the Amended Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01, Entry into Material Definitive Agreement, above is incorporated by reference in response to this Item.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ Neil J. Cashen
Name: Neil J. Cashen
Title: Executive Vice President and Chief Financial Officer

Dated: January 11, 2006